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                                                                   Exhibit 10.38
                             AUTOTOTE CORPORATION
                              888 SEVENTH AVENUE
                                  SUITE 1808
                           NEW YORK, NEW YORK 10106

                                                                 April 17, 1995

Mr. Thomas C. DeFazio
3l1 Codfish Lane
Weston, Connecticut 06883

Dear Mr. DeFazio:

  Autotote Corporation (the "Company") wishes to retain your services upon the following terms and conditions:

  1. Employment and Offices. You will serve the Company as its Executive Vice President and Chief Financial Officer, and as such you will have direct reporting responsibility for all financial and administrative functions of the Company. Additionally, as the Company's second-ranking senior officer, you will work with the Company's Chief Executive Officer to oversee and implement the Company's strategy and operations on a world-wide basis.

  2. Term. The term of this Agreement shall commence on the date you join the Company, which shall be no later than April 17, 1995 (the "Effective Date") and shall end three (3) years thereafter (the "Initial Term"); provided, however, that the term of this Agreement shall be automatically extended for successive, additional terms of twelve months each (each, an "Additional Term") at the end of the Initial Term and each Additional Term, unless either you or the Company shall have given written notice to the other at least twelve months prior thereto that the term of this Agreement shall not be so extended.

  3. Services. You agree to accept employment on a full time basis and to perform, to the best of your ability, the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by a chief financial officer of a publicly-held corporation, without commitment to other business endeavors, except that you may serve as a director of businesses and charities with the approval of the Board of Directors of the Company.

  4. Compensation.

    (a) Base Salary. As base salary for your services as described in Section 3 above, and for the covenants set forth in Section 7 hereof, the Company will pay you a base salary of $275,000 per year ("Base Salary"), payable according to the Company's regular pay practices.

    (b) Performance Bonus. In addition to the amount payable as provided in
  Section 4(a) hereof, you shall be eligible to receive an annual performance bonus of up to 45% of Base Salary (the "Bonus") as follows:

      (i) 50% of the Bonus shall be based on the formula applicable to Group A executives as set forth in the Company's executive incentive compensation plan as in effect from time to time; and

      (ii) 50% of the Bonus shall be based on the achievement of objectives to be established by the Chief Executive Officer of the Company and the Board of Directors in their sole discretion, it being understood that no performance bonus is required by this Section 4(b)(ii).

    (c) You will be granted a five-year option (the "Option") to purchase 200,000 shares of the Company's Class A Common Stock, $.01 par value per share (the "Common Stock"), which shall become exercisable in three equal installments, on each of the first, second and third anniversaries of the date of grant. The exercise price of the Option shall be the closing price of the Common Stock on the NASDAQ National Market System on the Effective Date. Following the first anniversary of the Effective Date, the
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  Chief Executive Officer and the Compensation Committee of the Board of
  Directors will review your stock option position as part of your overall first year performance review.

    (d) The Company will reimburse you for all reasonable costs of interim housing incurred by you for housing in New York, New York beginning on the Effective Date for a period not to exceed six months. The Company also agrees to pay you on the Effective Date a relocation allowance of $110,000; provided, however, that if you terminate this Agreement or the Company terminates this Agreement for Cause at any time before the second anniversary of the Effective Date, you will promptly repay to the Company an amount equal to the product of (i) $110,000 and (ii) a fraction, the numerator of which is the number of full months between the date of termination of the Agreement and the second anniversary of the Effective Date and the denominator of which is twenty-four (24) or, at your discretion, a number of shares of the Company's Class A Common Stock equal to the product of (x) 20,000 and (y) the fraction described in clause (ii) above.

  5. Termination of Employment.

    (a) Notice. You may terminate this Agreement upon thirty (30) days' prior written notice to the Company. The Company may terminate this Agreement upon twelve (12) months' prior written notice to you; provided, however, that if the Company terminates this Agreement prior to the third anniversary of the date hereof, the Company shall promptly pay to you the greater of (i) an amount equal to one year's base salary at the then current rate or (ii) an amount equal to the product of (i) your then current monthly salary and (ii) the number of months, or fraction thereof remaining under the initial three-year term, except that the Company may terminate your employment hereunder for Cause, as defined in Section 5(d), at any time upon notice to you.

    (b) Termination Otherwise than for Cause Upon a Change in Control. If during the Initial Term or any Additional Term a Change of Control, as defined in Section 5(d), occurs and the Company terminates your employment other than for Cause within twelve (12) months following such Change of Control, you shall be entitled:

      (i) to collect from the Company a lump-sum payment equal to Base Salary for the remainder of the Initial Term, or any Additional Term then in effect, as the case may be; and

      (ii) the Option shall be accelerated to become fully vested and exercisable in full 10 days prior to the anticipated effective date of the Change in Control and will terminate as of the effective date of the Change in Control.

  For purposes of this Section 5(b), a termination nominally at your initiative but in fact induced without Cause by the Company shall be deemed a termination by the Company without Cause, rather than a voluntary termination, and in that event the Company shall make the payments to you provided in this
Section 5(b).

    (c) Voluntary Termination or Termination by the Company. If during the Initial Term or any Additional Term your employment should terminate by reason of your voluntary act, or if the Company shall terminate your employment, you shall not be entitled to any compensation after such termination, except as otherwise provided in Section 5(b).

    (d) Definitions. For purposes of this Agreement,

      (i) "Cause" shall mean (A) conviction of fraud, crimes of moral turpitude or other conduct which reflects on the Company in a material and adverse manner; (B) a willful failure to carry out a directive of the Board of Directors or the Chief Executive Officer; (C) disloyalty, bad faith or embezzlement of funds of the Company; or (D) gross negligence or willful misconduct that is materially harmful to the Company. Cause shall be established by the good faith determination of the Board of Directors; and

      (ii) "Change of Control" means the acquisition of substantially all the Company's outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert or the sale or transfer of substantially all the Company's assets.

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    (e) Death. Upon your death this Agreement shall terminate. The Company shall be obligated to make all Base Salary payments to you or your legal representative accrued up to the date of death.

    (f) Disability. In the event of your disability (whether total or partial, and whether temporary or permanent) which prevents your performing your duties hereunder, you shall be entitled to receive your Base Salary hereunder pursuant to Section 5(a) for the period of disability; provided, however, that if at any time after six months of disability your disability is total and permanent, or you are, as a result thereof, incapable of performing your duties under this Agreement, the obligation of the Company to make payments to you pursuant to this paragraph shall terminate from and after such date and this Agreement shall terminate. Disability shall be determined by a physician selected by mutual agreement of you and the Company.

    (g) Limitations. Notwithstanding anything in this Agreement to the contrary, the maximum amount of cash and other benefits payable (whether on a current or deferred basis and whether or not includible in income for income tax purposes) under this Agreement (the "Contract Benefits") shall be limited to the extent necessary to avoid causing any portion of such Contract Benefits, or any other payment in the nature of compensation to you, to be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. Any adjustment required to satisfy the limitation described in the preceding sentence shall be accomplished first by reducing any cash payments that would otherwise be made to you and then, if further reductions are necessary, by adjusting other benefits as determined by the Company.

  6. Insurance for the Benefit of the Company. You agree that the Company may at any time or times and for the Company's own benefit (or for a lender to the Company) apply for and take out life, health, accident and other insurance covering you, either independently or together with others, in any amount which the Company may deem to be in its best interests. The Company shall own all rights in such insurance and proceeds thereof and you shall not have any right, title or interest therein. You agree to assist the Company at the Company's expense in obtaining any such insurance by, among other things, submitting to the customary examinations and correctly preparing, signing and delivering such applications and other documents as reasonably may be required.

  7. Restrictive Covenants.

    (a) You agree that you will not, during your employment with the Company and for a period of twenty-four (24) months after termination thereof, engage (whether for compensation or without compensation) in any business activity, either as principal, proprietor, consultant, partner, officer, director, employee, agent or in any other capacity, which competes with any business then being conducted or planned (at the time of such termination) by the Company, its subsidiaries or affiliates in any geographic area in which the Company, its subsidiaries or affiliates are then engaged in such business. For purposes of this Section 7(a), the term "business activity" shall mean any activity whether conducted for profit or not for profit by an individual, partnership, firm, corporation, government or any other entity which competes with the Company. For purposes of this section 7(a), "Planned" shall refer to any business which has been actively discussed as a potential new business for the company during the twelve months prior to such termination.

    (b) You agree that, except as required in the performance of your duties hereunder, you will not at any time disclose to any person or entity any trade secrets, secret processes or any other confidential information belonging or relating to the Company, its business practices, personnel or those of its subsidiaries or affiliates; provided, however, this prohibition shall not apply to any such secret or confidential data which becomes generally publicly known or is publicly disclosed through or by persons other than you. This Section 7(b) shall survive the termination of this Agreement.

    (c) During your employment with the Company and for a period of twenty-four (24) months after termination of your employment with the Company, you will not, directly or indirectly, recruit or otherwise solicit employees of the Company, its subsidiaries or affiliates or otherwise induce such employees to leave

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  the Company, its subsidiaries or affiliates and to join or otherwise become employed by or associated with you or any company or organization with which you may then be employed or associated.

    (d) Upon the termination of this Agreement, all documents, records, notebooks, computer programs, data systems and similar repositories containing trade secrets or other confidential information, whether prepared by you or others, will be left with the Company.

    (e) You agree that any violation of the covenants in this Section 7 will cause the Company irreparable injury and agree that the Company may enforce said covenants by seeking injunctive or other equitable relief (in addition to any other remedies the Company may have at law for damages or otherwise) from a court of competent jurisdiction. In the event such court declares these covenants to be too broad to be specifically enforced, the covenants shall be enforced to the largest extent for the Company's protection as may be allowed by such court. You agree that no breach by the Company of, or other failure by the Company to perform, any of the covenants and obligations of the Company under this Agreement shall relieve you of any of your obligations under this Section 7, and that in the event of any such breach or failure of performance, you will seek no remedy other than damages at law.

  8. Other Benefits. You shall be eligible for four weeks of paid vacation for each year of service under this Agreement. The Company will also provide you with all fringe benefits routinely furnished to senior executives of the Company.

  9. Representation by Employee. You represent and warrant that your execution, delivery and performance of this Agreement will not violate, result in a breach of or constitute a default under any agreement, understanding or instrument to which you are a party or by which you are bound.

  10. Miscellaneous.

    (a) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. You may not assign this Agreement to any person or entity. In the event that the Company consolidates with or merges into another corporation and the Company is not the surviving corporation, or substantially all of the assets of the Company are sold to another corporation, this Agreement and the obligations of the parties shall survive such consolidation, merger or sale and shall bind the company and/or successor in interest of the Company. This Agreement may be modified or amended only by a written agreement signed by the parties hereto.

    (b) Each party hereby consents and submits to the jurisdiction of the federal and state courts in and of the State of Delaware and will accept service of process by registered or certified mail or the equivalent directed to the addresses set forth herein or such other addresses as shall have been furnished for this purpose by the parties or by whatever other means are permitted by such court.

    (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than internal conflict of law rules).

    (d) The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition hereof. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

    (e) All notices pursuant to this Agreement shall be in writing and shall be given by depositing said notices in the United States, registered or certified mails, return receipt requested, addressed to the parties hereto at the addresses set forth below, or to such other addresses as may hereafter be specified by notice in writing given in the same manner by any party.

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  Notice to the Company:

    Autotote Corporation
    888 Seventh Avenue
    Suite 1808
    New York, New York 10106
      Attention: Chief Executive Officer

  Notice to Employee:

    Thomas C. DeFazio
    31 Codfish Lane
    Weston, CT 06883

    (f) This Agreement constitutes the entire Agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms of your employment with the Company.

  If you accept and agree to the foregoing, please so signify by signing and returning a counterpart of this letter, whereupon this letter will become a binding agreement between you and the Company as of the date first written above.

                                          Very truly yours,

                                          Autotote Corporation

                                                   /s/ Larry J. Lawrence
                                          By: _________________________________
                                                     Larry J. Lawrence
                                             Chairman, Executive Committee of
                                                  the Board of Directors

Accepted and Agreed to:

          /s/ Thomas C. DeFazio
_____________________________________
          Thomas C. DeFazio

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